Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com
March 21, 2013

Fifth Third Holdings Funding, LLC

1701 Golf Road, Tower 1, 9th

Floor Rolling Meadows, Illinois 60008

Re:	Fifth Third Holdings Funding, LLC

Registration Statement on Form S-3 (No. 333-182215)

Ladies and Gentlemen:

We have acted as special tax counsel to Fifth Third Holdings Funding, LLC (the “Company”) in connection with the above-captioned Registration Statement (the “Registration Statement”) and the offering of the Class A-1 Auto Loan Asset Backed Notes, the Class A-2 Auto Loan Asset Backed Notes, the Class A-3 Auto Loan Asset Backed Notes, the Class A-4 Auto Loan Asset Backed Notes, the Class B Auto Loan Asset Backed Notes and the Class C Auto Loan Asset Backed Notes (collectively, the “Notes”) described in the final prospectus supplement dated March 19, 2013 (the “Prospectus Supplement”) and the base prospectus dated March 13, 2013 (the “Base Prospectus”, and collectively with the Prospectus Supplement, the “Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Fifth Third Auto Trust 2013-A (the “Issuer”), a trust formed by the Company pursuant to a trust agreement (the “Trust Agreement”) between the Company and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an Indenture (the “Indenture”) between the Issuer and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”).

In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus, the Trust Agreement and the forms of the Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Operative Documents”).

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Fifth Third Holdings Funding, LLC

March 21, 2013

the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we hereby confirm the opinions set forth in the Prospectus and in the Prospectus Supplement (to the extent they relate to federal income tax consequences) under the captions “Summary of Terms—Tax Status” and “Material Federal Income Tax Consequences” (as modified by the statements, if any, set forth under those same headings in the related Prospectus Supplement).

Fifth Third Holdings Funding, LLC

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP